                                                                    Exhibit 99.1

                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                         ANNOUNCES THIRD QUARTER RESULTS

         FOR IMMEDIATE RELEASE
         CONTACTS:
         For ISW:  (973) 256-8181                 For Investors:  (843) 272-4653
         Barry Mindes (Chairman and CEO)          Matthew Hayden (President)
         bmindes@sportxction.com                  matt@haydenir.com
         Bernard Albanese (President)
         balbanese@sportxction.com
         James McDade (Chief Financial Officer)
         jmcdade@sportxction.com

West Paterson, NJ, August 14, 2003 - Interactive Systems Worldwide Inc., (NASDAQSmallCap-ISWI) today reported its unaudited financial results for its fiscal third quarter ended June 30, 2003. Revenues for the three months ended June 30, 2003 were $3,000, as compared to $1,140,000 during the same period in Fiscal 2002. Net loss and net loss per share (basic) for the three months ended June 30, 2003 were $1,065,000 and $0.12, respectively, as compared to $543,000 and $0.06, respectively, during the same period in Fiscal 2002.

ISWI President, Bernard Albanese commented, "The Company made solid progress this quarter in executing our strategic objectives. One significant achievement we recently announced was the successful rollout of our new Multi-sided proposition version of the SportXction(TM) system. This new version, which supports wagering on multiple potential outcomes of a betting proposition, provides the player with substantially more wagering opportunities during a sporting event, along with larger potential payouts. It also allows the system operator to include a larger betting commission in the bets offered, potentially producing a larger profit for the operator. In turn, this product creates significant additional opportunities for the Company and has already attracted considerable interest from potential partners. The development of this new version of SportXction was a requirement of British Sky Broadcasting (BSkyB), the world's premier satellite television broadcaster, through its subsidiary, Sky Bet, to sign an agreement with ISWI in April, 2003, to implement SportXction(TM) into their television service. This milestone was also a requirement for our SportXction(TM) launch with mobile carriers, which we anticipate to take place in September.

With the availability of the multi-sided proposition version of SportXction(TM), the product can also support fixed price horse race betting, which is essentially multi-sided proposition wagering. Fixed price horse race wagering is the predominate form of such wagering around the world, except for in the US, where local laws dictate that pari-mutuel horse race wagering be used. Fixed price horse race wagering is, however, permitted in Nevada and on Indian reservations. Given the choice, horse players greatly prefer fixed price wagering because they know the payoff they will receive if they win when the bet is placed, as opposed to pari-mutuel wagering, in which the payoff is not known until the race is run. ISWI has under development a fixed price horse racing product which it expects to introduce in about six months for use overseas, where betting on horses is far more popular than betting upon sports. The Company will also attempt to market the new product to Indian reservations and in Nevada. This product will support exotic bets, such as Exactas, Quinellas, etc., in addition to the usual win, etc. bets, which have never been offered fixed price previously, due to the difficulty of balancing such pools without the use of ISWI's patented technology.

We have also introduced several additional sports to the SportXction(TM) platform, including golf and tennis, which furthers our portfolio of sports that have been successfully integrated into our software. We continue to effectively manage our operating costs while furthering our discussions and negotiations with additional potential partners, including bookmakers, Interactive Television and Internet providers. The goal of these corporate initiatives is to significantly expand our user base during the coming year."

FINANCIAL RESULTS

Three Months Ended June 30, 2003 and 2002

Revenues for the three months ended June 30, 2003 were $3,000, as compared to $1,140,000 during the same period in Fiscal 2002. The decrease in Fiscal 2003 is attributable to the discontinuation of the minimum royalties due to GIG's default under the License Agreements and the eventual acquisition of GIG on July 31, 2002. Currently, the Company's SportXction(TM) system is in "live" operation with its partner ukbetting plc ("ukbetting"). The revenues generated during the quarter ended June 30, 2003 were limited by a number of factors, including the conclusion of the UK BarclayCard Premiership soccer season, the number of events covered, the introduction of new sports and the level of promotion by our partner. The Company expects an insignificant level of revenues during the quarter ending September 30, 2003, with increasing amounts projected in future quarters as it launches the SportXction(TM) system on BSkyB's digital television platform, introduces a mobile phone product and gains new partners.

Cost of revenues, research and development expense for the three months ended June 30, 2003 were $525,000, as compared to $146,000 during the same period in Fiscal 2002. The increase in Fiscal 2003 was primarily due to higher programming and development costs as a result of the acquisition of GIG, costs incurred to operate betting events and amortization of capitalized software costs.

General and administrative expenses during the three months ended June 30, 2003 were $575,000, as compared to $363,000 during the same period in Fiscal 2002. The increase in Fiscal 2003 was primarily due to an increased cost base as a result of the acquisition of GIG and increased employee salary and benefit expenses partially offset by lower professional fees.

Interest income during the three months ended June 30, 2003 was $32,000, as compared to $19,000 during the same period in Fiscal 2002. The increase in Fiscal 2003 was due to a higher cash balance.

Income tax expense of $1,193,000 in the three months ended June 30, 2002 represented the utilization of a portion of the Company's net operating loss carryforwards and deductible temporary differences for which the tax benefit had been previously recognized.

Net loss and net loss per share (basic) for the three months ended June 30, 2003 were $1,065,000 and $0.12, respectively, as compared to $543,000 and $0.06, respectively, during the same period in Fiscal 2002. The decrease is the result of lower revenues and higher costs (as described above).

As of June 30, 2003, the Company had liquid resources totaling $5,367,000. These include cash and cash equivalents in the amount of $4,610,000, and short-term investments in the amount of $757,000. Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than 90 days. Investments are limited to investment grade marketable securities with maturities of less than 18 months. The Company anticipates that its existing resources will be adequate to fund its capital and operating requirements for the next 12 months based upon the Company's current business plan and longer, subject to the revenues generated by the SportXction(TM) system.

Nine months ending June 30, 2003 and 2002

For the nine months ended June 30, 2003, the Company had a net loss of $3,560,000 or $0.40 per share on a basic and fully diluted basis, compared with net income of $200,000 or $0.02 on a basic and fully diluted basis in the comparable period of the prior year.

MOBILE PHONE PRODUCT DEPLOYMENT STATUS

On May 12, 2003, the Company announced that it had reached an additional agreement with ukbetting, to incorporate the SportXction(TM) system into a suite of betting services being marketed to key players in the UK mobile phone market. Ukbetting currently supplies a range of betting services to the UK's major mobile networks including Orange, Vodafone, O2, T-Mobile and 3. Under this revenue sharing arrangement, ukbetting will bear the costs of promoting the service while GIG will furnish the technical integration capability as well as operate the SportXction(TM) system from within its existing resources. The mobile product is currently undergoing rigorous quality control testing and the Company anticipates launching this product in September 2003.

REVENUE AND EARNINGS GUIDANCE

The Company expects to incur substantial losses and negative cash flow at least through the fiscal year ending September 30, 2003. The Company anticipates that it will continue to generate an insignificant amount of revenue until the SportXction(TM) system is launched on BSkyB's digital television platform or the Company gains additional partners.

SPORTXCTION SOFTWARE

The Company's product, the SportXction(TM) system, is a patented, real-time, software system, which allows a player to make play-by-play wagers during the course of a sporting event while viewing or listening to a broadcast of the sporting event. The wagers have odds associated with them, and the odds are adjusted automatically by the system in real time by proprietary artificial intelligence software to reflect player sentiment, as derived from the betting patterns. The system also supports traditional, pre-game sports wagers.

This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to: whether the new SportXction TM system creates significant additional opportunities for the Company; whether the SportXction TM system will be launched on BSkyB's digital television platform; whether a mobile phone product will be introduced in September 2003, or at all; how long the Company will continue to incur significant losses and negative cash flow; how long the Company will continue to generate an insignificant amount of revenue; whether the Company has adequate capital to fund operations for the next twelve months and; whether the Company will enter into agreements with additional partners to use the Sportxction system. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, the ability of the Company and its business partners to attract adequate numbers of players to its wagering system and the ability of the Company to develop and market other opportunities for its products. Additional information concerning certain risks or uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including those risks and uncertainties discussed in its Form 10-KSB for the fiscal year ended September 30, 2002 and its Forms 10-QSB for the quarters ended December 31, 2002 and March 31, 2003. The forward-looking statements contained herein represent the Company's judgment as of the date of this report, and the Company cautions the reader not to place undue reliance on such matters.

                                 -TABLES FOLLOW-

                       Interactive Systems Worldwide Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)

             (Amounts in thousands except share and per share data)

                                                 Three Months Ended              Nine Months Ended
                                                      June 30,                        June 30,

                                                2003            2002            2003            2002
                                                ----            ----            ----            ----
Revenues, net                               $          3    $      1,140    $         11    $      3,713
                                            ------------    ------------    ------------    ------------

Costs and expenses:
   Cost of revenues, research
     and development expense                         525             146           1,223             449

   General and
     administrative expense                          575             363           2,483           1,434
                                            ------------    ------------    ------------    ------------
                                                   1,100             509           3,706           1,883
                                            ------------    ------------    ------------    ------------

        Operating (loss) income                   (1,097)            631          (3,695)          1,830

Interest income                                       32              19             135              76
                                            ------------    ------------    ------------    ------------


        (Loss) income before income taxes         (1,065)            650          (3,560)          1,906

Provision for income taxes                          --             1,193            --             1,706
                                            ------------    ------------    ------------    ------------

        Net (loss) income                   $     (1,065)   $       (543)   $     (3,560)   $        200
                                            ============    ============    ============    ============

Net (loss) income per
   common share-basic                       $      (0.12)   $      (0.06)   $      (0.40)   $       0.02
                                            ============    ============    ============    ============

Weighted average basic
  common shares outstanding                    8,926,248       8,900,776       8,909,779       8,895,866
                                            ============    ============    ============    ============

Net (loss) income per
   common share- diluted                    $      (0.12)   $      (0.06)   $      (0.40)   $       0.02
                                            ============    ============    ============    ============

Weighted average diluted
   common shares outstanding                   8,926,248       8,900,776       8,909,779       9,888,375
                                            ============    ============    ============    ============

                       Interactive Systems Worldwide Inc.
                     Summary Consolidated Balance Sheet Data
                                   (Unaudited)
                           (All amounts in thousands)


                                                           June 30,                           September 30,
                                                           --------                           -------------
                                                             2003                                   2002
                                                             ----                                   ----
Cash and short term investments
   (including marketable
   securities)                                              $ 5,367                               $ 7,936
Total current assets                                        $ 5,587                               $ 9,180
Total assets                                                $ 7,632                               $11,096

Current liabilities                                         $   858                               $   826
Total liabilities                                           $   858                               $   826


Stockholders' equity                                        $ 6,774                               $10,270









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